UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2016

FATE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36076	65-1311552
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3535 General Atomics Court, Suite 200

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 875-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2016, upon the recommendation of the Compensation Committee, the Board approved the Employment Agreement by and between the Company and J. Scott Wolchko, the Company’s current President and Chief Executive Officer (the “CEO Employment Agreement”).

The CEO Employment Agreement provides for an initial annual base salary of $425,000, subject to review by the Board or the Compensation Committee from time to time. In addition, Mr. Wolchko is eligible to receive annual incentive compensation, for which the initial target annual incentive compensation will be 50% of his then-current annual base salary, as determined by the Board or the Compensation Committee.

Mr. Wolchko’s employment is at-will. Upon any termination of Mr. Wolchko’s employment, Mr. Wolchko will be entitled to receive (i) the amount of his accrued but unpaid salary and unpaid expense reimbursements and any accrued but unused vacation as of the date of termination, (ii) any vested benefits Mr. Wolchko may have under any employee benefit plan, which shall be paid in accordance with the terms of such employee benefit plans, as of the date of termination, and (iii) any earned but unpaid incentive compensation from the prior calendar year.

In the event that Mr. Wolchko’s employment is terminated by the Company without Cause or by Mr. Wolchko for Good Reason (as such terms are defined in the CEO Employment Agreement), subject to his execution of a separation agreement and release, Mr. Wolchko will be entitled, in addition to the amounts described in clauses (i) through (iii) of the third paragraph hereunder, to (i) a cash payment equal to the sum of twelve (12) months of Mr. Wolchko’s then-current base salary and his annual target incentive compensation in the year of termination, (ii) full acceleration of the vesting provisions of all outstanding stock options or other stock-based awards containing performance-based vesting conditions, if such performance-based vesting condition has been satisfied as of the date of termination, and (iii) payment of the premiums for Mr. Wolchko’s and his family’s participation in the Company’s group health care plans, subject to Mr. Wolchko’s copayment amount, for up to 12 months after termination.

In the event that Mr. Wolchko’s employment is terminated by the Company without Cause or by Mr. Wolchko for Good Reason within three months prior to and 18 months after a Sale Event (as such term is defined in the CEO Employment Agreement), subject to his execution of a separation agreement and release, Mr. Wolchko is entitled, in addition to the amounts described in clauses (i) through (iii) of the third paragraph hereunder, to (i) a cash payment equal to the sum of eighteen (18) months of Mr. Wolchko’s then-current base salary and 1.5 times his annual target incentive compensation in the year of termination, (ii) full acceleration of the vesting provisions of all outstanding stock options or other stock-based awards; provided, that for any stock options or awards that include a performance-based vesting condition, no acceleration will be provided unless the performance-based vesting condition has been satisfied as of the date of Mr. Wolchko’s termination, and (iii) payment of the premiums for Mr. Wolchko’s and his family’s participation in the Company’s group health care plans, subject to Mr. Wolchko’s copayment amount, for up to 18 months after termination.

The foregoing description of the terms of the CEO Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the CEO Employment Agreement, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its Annual Report on Form 10-K for the fiscal year ending December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2016	Fate Therapeutics, Inc.

	By:	/s/ Cindy R. Tahl
Cindy R. Tahl
General Counsel and Secretary

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